EXHIBIT 5.1
                             Pillsbury Winthrop LLP
                               2475 Hanover Street
                               Palo Alto, CA 94304

February 9, 2005

Fiberstars, Inc.
44259 Nobel Drive
Fremont, CA 94538

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Fiberstars, Inc., a California corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 571,648 shares of the Company's common stock, par value $0.0001 per share (the "Shares"), issuable pursuant to the Company's 2004 Stock Incentive Plan (the "Plan").

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop, LLP